EXHIBIT 10.1

Cosi, Inc.

Employment Agreement

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 11th day of June, 2013 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (“Cosi”), and Stephen Edwards (“Mr. Edwards”).

Cosi and Mr. Edwards wish to confirm the terms and conditions upon which Mr. Edwards agrees to provide services to Cosi as its Chief Executive Officer and President.

Accordingly, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Cosi and Mr. Edwards hereby agree as follows:

1.   Duties.  Mr. Edwards agrees to carry out such duties as shall be reasonably requested of him from time to time as Chief Executive Officer and President (“CEO”) by the Board of Directors of Cosi (the “Board”).  Mr. Edwards will be based primarily out of an office at Cosi’s headquarters located in Deerfield, Illinois (the “Cosi Support Center”).

2.            Compensation.  In consideration of the performance by Mr. Edwards of his duties hereunder, Cosi shall pay or provide to Mr. Edwards the following compensation (along with the benefits set forth in Section 3 below), which Mr. Edwards agrees to accept in full satisfaction for his services.

(a)            Annual Base Salary.  Cosi shall pay to Mr. Edwards, effective as of the Effective Date, an annual base salary in the gross amount of Three Hundred Fifty Thousand Dollars ($350,000), payable in bi-weekly installments and net of applicable payroll and withholding taxes, in accordance with Cosi’s regular payroll practices.

(b)            Business Expenses.  Cosi shall promptly pay directly or reimburse Mr. Edwards for all reasonable out-of-pocket business expenses incurred by Mr. Edwards in connection with his performance of services hereunder, including, without limitation, all travel, housing and other expenses incurred by Mr. Edwards in connection with commuting to and working out of the Cosi Support Center and all travel expenses incurred by or related to Mr. Edwards’s spouse or other immediate family member accompanying him on up to two (2) trips per month (to either the Cosi Support Center or other travel conducted by Mr. Edwards in his capacity as CEO), provided that all such expenses are properly documented in accordance with policies adopted from time to time by Cosi.  Provided that the reimbursement request and required documentation have been submitted to Cosi to allow for timely processing, in no event will such payments or reimbursements be made to Mr. Edwards later than the 15th day of March of Mr. Edwards’ taxable year next following the taxable year in which Mr. Edwards incurs the expense.

(c)            Other Compensation.  Cosi shall pay to Mr. Edwards such other compensation for his services as CEO as may be approved from time to time by the Board and/or the Compensation Committee, as applicable.

3.            Employee Benefits.  During the Term, Mr. Edwards shall be entitled to the following benefits:

(a)            Healthcare and Insurance.  The Company shall reimburse Mr. Edwards for the cost of the monthly premium for family coverage under his medical insurance policy.  Mr. Edwards will submit proof of payment to the Company (Attention:  Controller) for reimbursement.

(b)            401(k) Retirement Plan.  Mr. Edwards shall be entitled to participate in Cosi’s 401(k) retirement plan in accordance with its terms in effect from time to time.

4.           2013 ECA. This Agreement supersedes and replaces that certain Executive Chair Agreement dated January 25, 2013 (the “2013 ECA”).  The 2013 ECA is hereby terminated as of the Effective Date except that those provisions which by their nature are intended to survive termination or expiration thereof shall so survive.  Notwithstanding the termination of the 2013 ECA, so long as Mr. Edwards continues to serve as a member of the Company’s Board of Directors and/or as an executive officer of the Company, Mr. Edwards’ shares of restricted stock granted under the 2013 ECA shall continue to vest in accordance with the terms thereof.  Mr. Edwards will continue to serve as Chair of the Board until the earlier of the appointment of his replacement or his resignation.

5.            At−Will Employment. The employment relationship between Cosi and Mr. Edwards shall be “at−will” at all times.  Either Cosi or Mr. Edwards may terminate Mr. Edwards’ employment with Cosi at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising under any statements, policies, or practices of Cosi relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of Cosi under this Agreement shall cease.

6.            Cosi’s Obligations Upon Termination.  In the event Mr. Edwards’ employment hereunder is terminated for any reason, Cosi shall pay to him (or his estate) his accrued but unpaid base salary, bonuses and medical benefits that are payable through the effective date of termination as soon as administratively practicable following termination of employment.

7.            No Assignment.  Neither party may assign or delegate any of its or his obligations hereunder, without the prior written consent of the other party, which consent may be withheld by the other party in its or his sole discretion; provided, however, that Cosi may assign this Agreement in connection with a sale or other disposition of all or substantially all of its assets.

8.            Entire Agreement; Modification.  This instrument contains the entire agreement of Cosi and Mr. Edwards with respect to its subject matter.  This Agreement may be altered or amended or superseded only by an agreement in writing, signed by both parties or by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

9.            Severability.  Mr. Edwards and Cosi hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is invalid, in whole or in part, the

10.            Binding Effect; Benefit.  This Agreement shall be binding upon and shall inure to the benefit of Mr. Edwards and his administrators, executors, heirs and permitted assigns, and Cosi and its successors and permitted assigns.

11.    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

To Mr. Edwards:
Stephen Edwards c/o Cosi, Inc. 1751Lake CookRoad, Suite 600 Deerfield, Illinois 60015 Tel: (847) 597-8800

To Cosi:
Cosi, Inc. 1751 Lake Cook Road, Suite 600 Deerfield, Illinois 60015 Attn: General Counsel Phone: (847) 597-8818

or to such other address as a party hereto may designate to the other in writing in accordance herewith.  Notices are effective upon actual receipt.

12. Withholding.  All amounts payable under this Agreement shall be subject to applicable employee payroll and withholding taxes.

13. Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which shall be considered, and shall have the force and effect of, an original but all of which taken together shall constitute one and the same instrument.  Signatures by facsimile or other similar electronic transmission are hereby authorized and shall have the same force and effect as the original.

14. Governing Law.  The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of law.

15. Effect of Section 409A.  It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Internal Revenue Code, as amended (the “Code”).  Notwithstanding any other provision of this Agreement, if Mr. Edwards is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, then the payment of any amount this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his “separation from service” or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  For purposes of this Agreement, Mr. Edwards shall not be deemed to have terminated employment unless he has a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services will be performed after such date or that the level of bona fide services he will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed by him over the immediately preceding 36-month period.  All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

IN WITNESS WHEREOF, Cosi has caused this Agreement to be duly executed on its behalf and Mr. Edwards has hereunder set his hand, all as of the date first above written.

COSI, INC.

By:	/s/ Mark Demilio
Name: Mark Demilio
Title: Chair, Compensation Committee of the Board

/s/ Stephen Edwards
STEPHEN EDWARDS